Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

ARRIVENT BIOPHARMA, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share, reserved for issuance upon the exercise of outstanding stock options granted under the 2021 Employee, Director and Consultant Equity Incentive Plan, as amended	Other(2)	2,533,752(3)	$4.85	$12,288,697.20	0.00014760	$1,813.82

Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2024 Employee, Director and Consultant Equity Incentive Plan	Other(4)	3,952,835(5)	$20.44	$80,795,947.40	0.00014760	$11,925.49
Total Offering Amounts				—	$93,084,644.60	—	$13,739.31

Total Fee Offsets				—	—	—	—

Net Fee Due				—	—	—	13,739.31

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.0001 par value per share (“Common Stock”) of ArriVent BioPharma, Inc. (the “Registrant”) that become issuable under the Registrant’s 2021 Employee, Director and Consultant Equity Incentive Plan, as amended (the “2021 Plan”), or the Registrant’s 2024 Employee, Director and Consultant Equity Incentive Plan (the “2024 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 2,533,752 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2021 Plan are calculated using the weighted-average exercise price of $4.85 per share for such stock options.

(3)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2021 Plan. No additional stock awards will be granted under the 2021 Plan.

(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated based on the average of the high and the low price of the Registrant’s Common Stock as reported on The Nasdaq Global Market as of a date (January 29, 2024) within five business days prior to filing this Registration Statement.

(5)	Represents 3,952,835 shares of Common Stock reserved for future issuance upon the exercise of outstanding options granted under the 2024 Plan or for future grants under the 2024 Plan, which include any shares available for future grants under the 2021 Plan. To the extent that any stock options discussed under footnote (2) outstanding under the 2021 Plan expire or are repurchased, forfeited, cancelled or withheld, the shares of Common Stock reserved for issuance pursuant to such stock options will become available for issuance as shares of Common Stock under the 2024 Plan. The 2024 Plan also provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2024 Plan on January 1st of each year, commencing on January 1, 2025 and ending on January 2, 2033, in an amount equal to the lesser of (i) 5% of the outstanding shares of Common Stock on such date or (ii) such number of shares determined by the plan administrator. This explanation is provided for information purposes only. The issuance of such additional shares is not being registered on this Registration Statement.